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Unique Fabricating, Inc. Reports First Quarter 2022 Financial Results
Auburn Hills, MI – May 12, 2022 — Unique Fabricating, Inc. (NYSE American: UFAB), a leader in engineering and manufacturing multi-material foam, rubber, and plastic components utilized in noise, vibration, and harshness management and air/water sealing applications for the transportation, appliance, medical, and consumer/off-road markets, today announced its financial results for the first quarter ended March 31, 2022.
First Quarter 2022 Financial Results
▪Net sales of $35.3 million compared to $34.8 million in the first quarter of 2021.
▪Net loss of $0.6 million or $0.05 per basic and diluted share compared to net loss of $1.1 million or $0.11 per basic and diluted share in the first quarter of 2021.
▪Total debt decreased $1.4 million to $47.0 million as of March 31, 2022, from $48.4 million as of December 31, 2021.
▪Interest expense decreased $0.2 million to $0.5 million compared to the prior year period of $0.7 million.
“Our ongoing efforts, including cost recovery initiatives and fixed cost reductions, have improved our relative position in the markets we serve. Our first quarter revenue that modestly exceeded our prior guidance was approximately 17% above each of the third and fourth quarters of 2021 and the highest since the third quarter of 2020,” commented Doug Cain, Unique Fabricating’s Chief Executive Officer. “While volumes remain below historical levels and still somewhat volatile, Unique Fabricating has solidified its status as one of the stronger, more flexible, and more reliable suppliers in our competitive space. We believe that this has us well-positioned to realize meaningful benefits as the supply chain issues continue to normalize and volumes increase. We continue to navigate labor challenges, higher raw material costs, and other supply chain issues aggressively and creatively. As these conditions provide opportunities for us, we are confident we have taken the necessary steps to drive improved performance as volumes increase.”
“As part of these efforts, we continue to focus on expanding our business in the Appliance, Consumer Goods, and Medical markets with approximately 30% of year-to-date order intake coming from customers outside the automotive industry,” added Mr. Cain. “The long-term automotive outlook is encouraging, but short-term challenges remain. We believe our ability to expand our presence in other markets and maintain discipline in our cost structure is positioning us for profitable growth as the supply chains continue to normalize.”
First Quarter 2022 Financial Summary
Net sales for the quarter were $35.3 million, up $0.5 million from $34.8 million during the same period last year. Gross profit for the first quarter of 2022 was $4.8 million, or 13.5% of net sales, compared to $5.9 million, or 16.8% of net sales, for the same period last year. Sequentially, gross profit increased compared to the $3.0 million, or 9.8% of net sales, in the fourth quarter of 2021, as a result of higher sales volumes in the first quarter of 2022.
Net loss was $0.6 million or $0.05 per basic and diluted share in the first quarter of 2022 compared to net loss of $1.1 million or $0.11 per basic and diluted share in the first quarter of 2021.
Balance Sheet Summary
As of March 31, 2022, the Company had approximately $0.8 million in cash and cash equivalents, compared to December 31, 2021 when we had $0.7 million in cash and cash equivalents. Total debt outstanding as of March 31, 2022 was $47.0 million compared to $48.4 million as of December 31, 2021.

Results Conference Call
Unique Fabricating will host a conference call and live webcast today at 4:30 p.m. Eastern Time to review the quarterly results and provide a corporate update. To access the call, please dial (888) 506-0062 (toll free) or (973) 528-0011 and if requested, reference conference ID 558819. The conference call will also be webcast live on the Investor Relations section of Unique Fabricating's web site at http://ir.uniquefab.com.
Following the conclusion of the live call, a replay of the webcast will be available on the Investor Relations section of the Company's website for at least 90 days. A telephonic replay of the conference call will also be available from 7 p.m. ET on May 12, 2022 until 11:59 p.m. ET on May 26, 2022 by dialing (877) 481-4010 (United States) or (919) 882-2331 (international) and using the passcode 45344.
About Unique Fabricating, Inc.
Unique Fabricating, Inc. (NYSE American: UFAB) engineers and manufactures components for customers in the transportation, appliance, medical, and consumer markets. The Company’s solutions are comprised of multi-material foam, rubber, and plastic components and utilized in noise, vibration and harshness (“NVH”) management, acoustical management, water and air sealing, decorative and other functional applications. Unique leverages proprietary manufacturing processes, including die cutting, thermoforming, compression molding, fusion molding, and reaction injection molding to manufacture a wide range of products including air management products, heating ventilating and air conditioning (“HVAC”), seals, engine covers, fender stuffers, air ducts, acoustical insulation, door water shields, gas tank pads, light gaskets, topper pads, mirror gaskets, glove box liners, personal protection equipment, and packaging. The Company is headquartered in Auburn Hills, Michigan. For more information, visit http://www.uniquefab.com.
About Non-GAAP Financial Measures
The Third Amendment to Forbearance Agreement suspended the Minimum Consolidated EBITDA Covenant for the remainder of the forbearance period. To keep the reader informed on how our performance measures against potential future financial covenants, we are disclosing the reconciliation of net income (loss), as reported, to Operating EBITDA, a non-GAAP financial measure which is similar to financial measurements used in the past to measure the Company’s performance against previously required financial covenants. There can be no assurance as to the requirements or form of future financial covenants, including that the example we are providing will be incorporated into any covenant or measure of our performance in the future. Operating EBITDA, as determined and measured by Unique Fabricating, is defined as net income (loss) before interest expense, income taxes, depreciation and amortization, and before certain items, as applicable, such as non-cash stock compensation, severance, restructuring, impairment of goodwill and other intangibles, acquisition and integration costs, gains (losses) on the sale or exchange of assets other than in the ordinary course of business, gains (losses) on extinguishment of debt, and certain expenses related to our Forbearance Agreement including financial advisor fees, legal expenses, amendment fees, and risk advisory and mitigation costs. Operating EBITDA as presented, should not be considered a substitute for results prepared in accordance with U.S. GAAP and should not be considered an alternative to net income (loss), which is the most directly comparable financial measure to Operating EBITDA that is prepared in accordance with U.S. GAAP. Operating EBITDA, as determined and measured by Unique Fabricating, should also not be compared to similarly titled measures reported by other companies. Certain of the adjustments and add backs to Operating EBITDA are recurring in nature and cash expenses, which we believe limits the usefulness of Operating EBITDA as a measurement of the Company’s performance.
Non-GAAP financial measures may have limitations as analytical tools, and should not be considered in isolation as a substitute for analysis of Unique Fabricating's results as reported under U.S. GAAP.
Safe Harbor Statement
Except for the historical information contained herein, the matters discussed in this news release include forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. Forward-looking statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause the Company's or the Company's industry's actual results, levels of activity, performance or achievements including statements relating to the Company’s results for the first quarter of 2022 to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by this press release. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “outlook,” and similar expressions are used to identify these forward-looking statements. Such forward-looking statements include statements regarding, among other things, our expectations about net sales, and adjusted diluted earnings per share. All such forward-looking statements are based on management’s present expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, those discussed in our Annual Report on Form 10-K for the year ended December 31, 2021 as filed with the Securities and Exchange Commission and in particular the Section entitled “Risk Factors”, as well as any updates to those risk factors included from time to time in our periodic and current reports filed with the Securities and Exchange Commission. All statements contained in this press release are made as of the date of this press release, and Unique Fabricating does not intend to update this information, unless required by law. Reference to the Company’s website above does not constitute incorporation of any of the information thereon into this press release.

UNIQUE FABRICATING INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited – dollars in thousands)

	March 31, 2022	December 31, 2021
Assets
Current assets
Cash and cash equivalents	$752	$742
Accounts receivable, net of reserves of approximately $1.1 million and $1.3 million at March 31, 2022 and December 31, 2021, respectively	26,566	23,469
Inventory, net	13,477	13,770
Prepaid expenses and other current assets:
Prepaid expenses and other	3,099	3,270
Refundable taxes	4,342	3,738
Total current assets	48,236	44,989
Property, plant, and equipment, net	21,981	22,567
Goodwill	16,996	16,996
Intangible assets	4,700	5,161
Other assets
Operating leases	9,757	9,776
Investments, at cost	1,054	1,054
Deposits and other assets	775	755
Deferred tax asset	2,379	2,379
Total assets	$105,878	$103,677
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$14,117	$10,056
Current maturities of long-term debt	27,713	28,884
Income taxes payable	311	303
Revolver, current maturities	19,336	19,541
Accrued compensation	1,709	1,149
Other accrued liabilities	3,237	3,478
Total current liabilities	66,423	63,411
Other long-term liabilities:
Other liabilities	8,856	9,139
Total liabilities	75,279	72,550
Stockholders’ equity:
Common stock, $0.001 par value – 15,000,000 shares authorized and 11,733,147 and 11,733,147 issued and outstanding at March 31, 2022 and December 31, 2021, respectively	12	12
Additional paid-in-capital	50,390	50,349
Accumulated deficit	(19,803)	(19,234)
Total stockholders’ equity	30,599	31,127
Total liabilities and stockholders’ equity	$105,878	$103,677

UNIQUE FABRICATING INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited – dollars in thousands, except per share amounts)

	Three Months Ended March 31,
	2022	2021
Net sales	$35,312	$34,798
Cost of sales	30,534	28,936
Gross profit	4,778	5,862
Selling, general, and administrative expenses	4,972	5,814
Operating income (loss)	(194)	48
Other income (expense):
Other, net	(59)	18
Interest expense	(481)	(693)
Other expense, net	(540)	(675)
Loss before income taxes	(734)	(627)
Income tax expense (benefit)	(165)	442
Net loss	$(569)	$(1,069)
Net loss per share:
Basic	$(0.05)	$(0.11)
Diluted	$(0.05)	$(0.11)

UNIQUE FABRICATING INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited – dollars in thousands)

	Three Months Ended March 31,
	2022	2021
Cash Flows from Operating Activities:
Net loss	$(569)	$(1,069)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	1,276	1,644
Amortization of debt issuance costs	56	45
Loss on sale of assets	—	14
Bad debt adjustment	(72)	(118)
Loss (gain) on derivative instrument	(380)	(185)
Stock option expense	41	27
Accrued in-kind interest on long term debt	39	—
Changes in operating assets and liabilities that provided (used) cash:
Accounts receivable	(3,025)	(3,142)
Inventory	293	(1,611)
Prepaid expenses and other assets	(452)	1,317
Accounts payable	4,107	3,485
Other assets and liabilities, net	444	(317)
Net cash provided by operating activities	1,758	90
Cash Flows from Investing Activities:
Capital expenditures	(229)	(1,530)
Proceeds from sale of property, plant, and equipment	—	65
Net cash used for investing activities	(229)	(1,465)
Cash Flows from Financing Activities:
Net change in bank overdraft	(46)	(922)
Payments on term loans and capital expenditure line	(1,228)	(1,007)
Payments on revolving credit facilities	(13,824)	(6,280)
Proceeds from revolving credit facilities	13,579	11,553
Net cash provided by (used for) financing activities	(1,519)	3,344
Cash and Cash Equivalents:
Net increase in cash and cash equivalents	10	1,969
Cash and cash equivalents at beginning of period	742	760
Cash and cash equivalents at end of period	$752	$2,729
Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$774	$815
Cash paid for income taxes	$112	$226

UNIQUE FABRICATING INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited – dollars in thousands)

RECONCILIATION OF NET INCOME (LOSS) TO OPERATING EBITDA
The following is a reconciliation of net income (loss), as reported, which is a U.S. GAAP measure of our operating results, to Operating EBITDA, a non-GAAP measure, for the three and twelve months ended March 31, 2022:

	Three Months Ended March 31, 2022	Twelve Months Ended March 31, 2022
	(dollars in thousands)
Net loss	$(569)	$(6,748)
Plus:
Interest expense. net	481	2,794
Income tax expense (benefit)	(165)	(1,174)
Depreciation and amortization	1,276	5,233
Non-cash stock awards	41	402
Impairment of goodwill	—	5,115
Severance costs	—	155
Gain on extinguishment of debt	—	(6,072)
Forbearance agreement fees (a)	201	1,171
Operating EBITDA	$1,265	$876
_________________________________
(a)    Represents costs and expenses incurred in connection with the Company’s Forbearance Agreement including financial advisor fees, lenders’ and Agent’s legal expenses, amendment fees, and risk advisory and mitigation costs.